UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date  of  Report  (Date  of  earliest  event  reported)  NOVEMBER  30,  2005

                                 PIZZA INN, INC.
             (Exact name of registrant as specified in its charter)

          MISSOURI                    0-12919               47-0654575
   (State or other jurisdiction of incorporation) (Commission File Number) (IRS
                          Employer Identification No.)

                 3551 PLANO PARKWAY, THE COLONY, TEXAS     75056
          (Address of principal executive offices)          (Zip Code)

Registrant's  telephone  number,  including  area  code  (469)  384-5000

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM  2.04     TRIGGERING  EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL
OBLIGATION  OR  AN  OBLIGATION  UNDER  AND  OFF-BALANCE  SHEET  ARRANGEMENT


     On October 19, 2005, Pizza Inn, Inc. ("Company") provided written notice to Wells Fargo Bank, N.A. ("Wells Fargo") that the Company believed it had failed to comply with certain financial ratio covenants contained in the Third Amended and Restated Loan Agreement between the Company and the Bank dated January 22, 2003 (as amended, the "Loan Agreement") as of the close of the Company's fiscal quarter on September 25, 2005. As a result, the Company believes an Event of Default (as defined in the Loan Agreement) exists.

     Upon the occurrence of an Event of Default Wells Fargo may elect, among other remedies, to terminate the Revolving Credit Commitment under the Loan Agreement, or to declare all outstanding principal of and accrued and unpaid interest on the Company's obligations under the Loan Agreement immediately due and payable. On November 28, 2005 Wells Fargo notified the Company that as a result of the Event of Default Wells Fargo would continue to make Revolving Credit Loans (as defined in the Loan Agreement) to the Company in accordance with the terms of the Loan Agreement, provided that the aggregate principal amount of all such Revolving Credit Loans does not exceed $3,000,000 at any one time.

     Additionally, Wells Fargo notified the Company that the LIBOR rate margin and the Prime Rate Margin have been adjusted, effective as of October 1, 2005, according to the pricing rate grid set forth in the Loan Agreement.

ITEM  9.01     FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (C)     EXHIBITS.


EXHIBIT NO.     DESCRIPTION OF EXHIBIT
-----------     ----------------------
99.1 November 22, 2005 letter from Wells Fargo Bank (furnished herewith and incorporated herein by reference)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Pizza  Inn,  Inc.

Date:  November  30,  2005               By: /s/ Shawn M. Preator
                              Shawn  M.  Preator,  Chief  Financial  Officer